VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp Announces
Increase in Stock Repurchase Program by $5 Million

Rancho Cucamonga, CA. (May 31, 2005) -- Vineyard National Bancorp (the "Company") (NASDAQ:VNBC), the parent company for Vineyard Bank (the “Bank”), announced today an increase to its stock repurchase program in the amount of $5 million. “We remain very confident that the strength of the markets and communities we serve, from the Inland Empire to the coastal regions of southern California, will continue into the foreseeable future” stated Norman Morales, President and Chief Executive Officer.

The Company initiated its stock repurchase program in July 2002 for $2 million. Subsequently the Company has increased the stock repurchase program by $5 million in each December 2003 and January 2005. An aggregate of approximately $12 million has been acquired in the open market over the past two and one-half years and the corresponding common stock is now held as treasury shares or restricted stock grants. The repurchase of any or all such shares authorized for repurchase will be dependent on management’s assessment of market conditions. The shares repurchased by the Company under the stock repurchase program are to be held as treasury shares or shares under the restricted share plans.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through eleven full-service branch offices in Los Angeles, Orange, San Bernardino, San Diego and Riverside counties of California, and a loan production office located in Anaheim, California. The Company’s common stock is traded on the NASDAQ National Market System under the ticker symbol “VNBC”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com